As filed with the Securities and Exchange Commission on September 7, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FinVolution Group

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building G1, No. 999 Dangui Road

Pudong New District, Shanghai 201203

The People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

2017 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Jiayuan Xu, Chief Financial Officer Phone: +86 21 8030 3200 Email: xujiayuan@xinye.com Building G1, No. 999 Dangui Road Pudong New District, Shanghai 201203 The People’s Republic of China	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46th Floor, JingAn Kerry Centre, Tower II 1539 Nanjing West Road Shanghai The People’s Republic of China +86 21-6193-8200

EXPLANATORY NOTE

This registration statement is filed by FinVolution Group (the “Registrant”) to register additional securities issuable pursuant to the 2017 Share Incentive Plan (the “2017 Plan”) and consists of only those items required by General Instruction E to Form S-8. The additional securities registered hereby consist of 8,085,300 Class A ordinary shares issuable upon exercise of outstanding options granted under the 2017 Plan, 50,210,330 Class A ordinary shares representing outstanding restricted share units granted under the 2017 Plan, and 141,704,370 Class A ordinary shares representing the number of Class  A ordinary shares reserved for future award grants under the 2017 Plan, which were not previously registered under the registration statement on Form S-8, as filed with the Commission on March 29, 2018 (File No. 333-224011) (the “Prior Registration Statement”). The Class A ordinary shares registered hereunder may be in the form of new shares to be issued by the Company or in the form of shares or ADSs (each ADS representing five Class A ordinary shares) that may be purchased in the open market by the Company from time to time in connection with the 2017 Plan.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)

The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022 filed on April 25, 2023 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

(b)

The description of the Registrant’s Class A ordinary shares set forth under “Description of Share Capital” in the Registrant’s registration statement on Form F-1 (File No. 333-220954), initially filed with the Commission on October 13, 2017, including any amendment, supplement and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Fourth Amended and Restated Articles of Association, adopted by its shareholders on October 10, 2017 and effective immediately prior to the completion of the initial public offering of the Company’s ADSs representing its Class A ordinary shares, that effective date being November 14, 2017, provide that the Registrant shall indemnify each of its directors and officers, among others, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s own dishonesty, wilful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements between the Registrant and its directors and officers, which were filed as Exhibit 10.4 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-220954), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-220954), as amended, initially filed with the Securities and Exchange Commission on October 13, 2017)

4.2	Certificate of Incorporation on Change of Name as of November 6, 2019 (incorporated herein by reference to Exhibit 1.2 to the Form 20-F filed on April 28, 2021 (File No. 001-38269))

4.3*	Registrant’s Specimen Certificate for Ordinary Shares

4.4	Deposit Agreement dated November 14, 2017, among the Registrant, the depositary and holder of the American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form S-8 (File No. 333-224011), filed with the Securities and Exchange Commission on March 29, 2018)

4.5	Registrant’s Specimen American Depositary Receipt (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1 (File No. 333-220954), as amended, initially filed with the Securities and Exchange Commission on October 13, 2017)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands legal counsel to the Registrant, regarding the legality of the Class A ordinary shares being registered

10.1	The 2017 Share Incentive Plan of the Registrant (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1 (File No. 333-220954), as amended, initially filed with the Securities and Exchange Commission on October 13, 2017)

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on September 7, 2023.

FinVolution Group

By:	/s/ Tiezheng Li
Name:	Tiezheng Li
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Tiezheng Li and Jiayuan Xu, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on September 7, 2023.

Signature	Title

/s/ Shaofeng Gu	Chairman of the Board and Chief Innovation Officer
Shaofeng Gu

/s/ Tiezheng Li	Vice Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Tiezheng Li

/s/ Jun Zhang	Director
Jun Zhang

/s/ Honghui Hu	Director
Honghui Hu

/s/ Simon Tak Leung Ho	Director
Simon Tak Leung Ho

/s/ Jimmy Y. Lai	Independent Director
Jimmy Y. Lai

/s/ Bing Xiang	Independent Director
Bing Xiang

/s/ Jiayuan Xu	Chief Financial Officer (Principal Financial and Accounting Officer)
Jiayuan Xu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of FinVolution Group has signed this registration statement or amendment thereto in New York on September 7, 2023.

Authorized U.S. Representative

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.